Filed Pursuant to Rule 424(b)(3)

Registration No. 333-288299

RELIANCE GLOBAL GROUP, INC.

UP TO 4,568,455 SHARES OF COMMON STOCK

This prospectus relates to the offer and resale, from time to time, by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to an aggregate of 4,568,455 shares of common stock, par value $0.086 per share the (“Common Stock”), of Reliance Global Group, Inc., consisting of (i) up to 1,488,096 shares of Common Stock issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”), (ii) up to 2,976,192 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock (the “Common Warrants”) at an exercise price of $1.43 per share, and (iii) up to 104,167 shares of Common Stock issuable upon the exercise of placement agent warrants (the “Placement Agent Warrants” and, together with the Pre-Funded Warrants and the Common Warrants, the “Warrants”) at an exercise price of $2.10 per share.

The shares of Common Stock being registered for resale by the Selling Securityholders in the registration statement of which this prospectus forms a part were issued and sold pursuant to a private placement (the “Private Placement”), which was priced at the average Nasdaq Official Closing Price of the Common Stock for the five trading days immediately preceding the signing of the definitive agreements related to the Private Placement at a combined purchase price per share of Common Stock and accompanying Common Warrant of $1.68 and closed on June 20, 2025. We are filing the registration statement of which is prospectus is a part pursuant to the registration rights agreement (the “Registration Rights Agreement”), dated as of June 18, 2025, entered into with the purchasers in the Private Placement. In addition, the Company issued to the placement agent, or its designees, for the Private Placement the Placement Agent Warrants to purchase up to an aggregate of 104,167 shares of Common Stock, at an exercise price equal to $2.10 per share.

We will not receive any proceeds from the sale of the shares by the Selling Securityholders. Our registration of the shares of Common Stock covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Common Stock.

We will bear all costs, expenses and fees in connection with the registration of the shares of Common Stock. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Common Stock. The Selling Securityholders and any of their permitted transferees may offer and sell the shares covered by this prospectus in a number of different ways and at varying prices. The Securities and Exchange Commission may take a position that each of the Selling Securityholders is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”). Additional information on the Selling Securityholders, and the times and manner in which they may offer and sell shares of our common stock under this prospectus, is provided under “Selling Securityholders” and “Plan of Distribution” in this prospectus.

Our Common Stock is listed on Nasdaq under the symbol “RELI.” On July 2, 2025, the last reported sale price of our Common Stock was $1.73 per share.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties referenced under the heading “Risk Factors” beginning on page 7 of this prospectus and in the other documents that are incorporated by reference into this prospectus before purchasing any of the shares offered by this prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 3, 2025.

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ABOUT THIS PROSPECTUS

Unless the context otherwise requires, references in this prospectus to “Reliance,” “the Company,” “we,” “us” and “our” refer to Reliance Global Group, Inc. and our subsidiaries. Solely for convenience, trademarks and tradenames referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), under which the Selling Securityholders may, from time to time, sell the securities described in this prospectus in one or more offerings or otherwise described under “Plan of Distribution.”

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the SEC. Neither we nor the Selling Stockholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus, or any applicable prospectus supplement or any free writing prospectuses prepared by us or on our behalf and filed with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment, as the case may be, may add, update or change information contained in this prospectus with respect to such offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any of our Common Stock, you should carefully read this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, together with the additional information described under “Where You Can Find More Information.”

For investors outside of the United States: Neither we nor the Selling Stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus, and prospectus supplement, post-effective amendment or any free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of such prospectus outside the United States.

The Company’s brand and product names contained in this prospectus are trademarks, registered trademarks, or service marks of Reliance Global Group, Inc. or its subsidiaries.

All other trademarks, trade names and service marks appearing in this prospectus or the documents incorporated by reference herein are the property of their respective owners. Use or display by us of other parties’ trademarks, trade dress or products is not intended to and does not imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owner. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and trade names.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement, of which this prospectus forms a part, contains forward-looking statements. All statements other than statements of historical fact contained herein, including statements regarding our business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies are forward- looking statements. Words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that,” “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will actually be achieved. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	our ability to complete the acquisition of Spetner Associates, Inc., including securing the required financing and satisfying all related conditions;
●	our expectations with respect to the integration and performance of Spetner following the acquisition;
●	our business strategy and growth prospects;
●	our plans for use of proceeds from this offering;
●	the exercise of warrants and potential proceeds from such exercises;
●	our continued listing on the Nasdaq Capital Market;
●	the effects of dilution and our capital structure;
●	general market, regulatory, and economic conditions; and
●	other risks and uncertainties described in this prospectus, including those under the section entitled “Risk Factors.”
●	Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of the Company prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Except to the extent required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus or information incorporated by reference into this prospectus from our filings with the Securities and Exchange Commission, or SEC, listed in the section of the prospectus entitled “Incorporation of Certain Information by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference herein in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before purchasing our securities in this offering. Unless the context requires otherwise, references in this prospectus to “Reliance,” “Company,” “we,” “us” or “our” refer to Reliance Global Group, Inc., a Florida corporation and its subsidiaries.

Business Overview

Reliance Global Group, Inc. was incorporated in Florida on August 2, 2013 under the name Ethos Media Network, Inc. In September 2018, Reliance Holdings, purchased a controlling interest in the Company. Ethos Media Network, Inc. was renamed Reliance Global Group, Inc. on October 18, 2018.

We operate as a diversified company engaging in business in the insurance market, as well as other related sectors. Our focus is to grow the Company by pursuing an aggressive acquisition strategy, initially and primarily focused upon wholesale and retail insurance agencies. We are led and advised by a management team that offers over 100 years of combined business expertise in real estate, insurance, and the financial service industry.

In the insurance sector, our management has extensive experience acquiring and managing insurance portfolios in several states, as well as developing specialized programs targeting niche markets. Our primary strategy is to identify specific risk to reward arbitrage opportunities and develop these on a national platform, thereby increasing revenues and returns, and then identify and acquire undervalued wholesale and retail insurance agencies with operations in growing or underserved segments, expand and optimize their operations, and achieve asset value appreciation while generating interim cash flows.

As part of our growth and acquisition strategy, we continue to survey the current insurance market for value-add acquisition opportunities. As of December 31, 2024, we have acquired nine insurance agencies and long term, we seek to conduct all transactions and acquisitions through our direct operations.

Over the next 12 months, we plan to focus on the expansion and growth of our business through continued asset acquisitions in insurance markets and organic growth of our current insurance operations through geographic expansion and market share growth.

Further, we launched our 5MinuteInsure.com (“5MI”) Insurtech platform during 2021 which expanded our national footprint. 5MI is a high-tech proprietary tool developed by us as a business to consumer portal which enables consumers to instantly compare quotes from multiple carriers and purchase their car and home insurance in a time efficient and effective manner. 5MI taps into the growing number of online shoppers and utilizes advanced artificial intelligence and data mining techniques, to provide competitive insurance quotes in around 5 minutes with minimal data input needed from the consumer. The platform launched during the summer of 2021 and currently operates in 46 states offering coverage with more than 30 highly rated insurance carriers.

With the acquisition of Barra, we launched RELI Exchange, our business-to-business (B2B) InsurTech platform and agency partner network that builds on the artificial intelligence and data mining backbone of 5MinuteInsure.com. Through RELI Exchange we on-board agency partners and provide them an InsurTech platform white labeled, designed and branded specifically for their business. This combines the best of digital and human capabilities by providing our agency partners and their customers quotes from multiple carriers within minutes. Since its inception, RELI Exchange, has increased its agent roster by close to 300%.

Recent Developments

June 2025 Private Placement

On June 18, 2025, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with a certain accredited investor for the issuance and sale in the Private Placement of (i) Pre-Funded Warrants to purchase up to 1,488,096 shares of Common Stock, at an exercise price of $0.001 per share, and (iii) Common Warrants to purchase up to 2,976,192 shares of Common Stock, at an exercise price of $1.43 per share. The Private Placement priced at the average Nasdaq Official Closing Price of the Common Stock for the five trading days immediately preceding the signing of the definitive agreements related to the Private Placement at a combined purchase price per share of Common Stock and accompanying Common Warrant of $1.68 and closed on June 20, 2025.

The Pre-Funded Warrants are exercisable from the date of issuance until exercised in full. The Common Warrants are exercisable from the date of issuance until the date that is two years from the effective date of this prospectus.

A holder of the Pre-Funded Warrants and the Common Warrants may not exercise any portion of such holder’s Pre-Funded Warrants or Common Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise.

In connection with the Private Placement, the Company entered into the Registration Rights Agreement, dated as of June 18, 2025, with the purchasers in the Private Placement, pursuant to which the Company agreed to prepare and file a registration statement with the SEC registering the resale of the shares of Common Stock and the shares of Common Stock underlying the Pre-Funded Warrants and the Common Warrants.

H.C. Wainwright & Co., LLC acted as the Company’s placement agent, in connection with the Private Placement, pursuant to that certain engagement letter, dated as of June 5, 2025, between the Company and H.C. Wainwright & Co., LLC (the “Engagement Letter”). In addition, the Company issued to H.C. Wainwright & Co., LLC, or its designees, warrants to purchase up to an aggregate of 104,167 shares of Common Stock (the “Placement Agent Warrants”) at an exercise price equal to $2.10 per share. The Placement Agent Warrants have substantially the same terms as the Common Warrants.

Fortman Sale

On June 6, 2025, the Company entered into a non-binding letter of intent to sell Fortman Insurance Agency (“Fortman”), a wholly-owned subsidiary of the Company, for $5 million in cash. The sale of Fortman by the Company is subject to customary due diligence and negotiation of definitive agreements related to the sale. The proceeds from the sale are expected to support the Company’s planned acquisition of Spetner Associates.

Spetner Stock Exchange Agreement

On May 14, 2024, and as amended and restated on September 6, 2024, the Company entered into a Stock Exchange Agreement (the “Stock Exchange Agreement”) with Spetner Associates, Inc. (“Spetner”), Jonathan Spetner (“JS”), and Agudath Israel of America (“Agudath”) to acquire Spetner. Spetner is a dynamic tech enabled benefits enrolment company and a leader in its field.

Pursuant to the Original Agreement (as defined below), the Company agreed to: (i) acquire 80% of the issued and outstanding shares of common stock, par value $1.00 per share, of Spetner for $13,714,286 (which amount is to be paid as $5,500,000 in cash, a promissory note in the aggregate principal amount of $2,500,000 payable to Agudath (“Agudath Note”), shares of the Company’s common stock equal to a beneficial ownership of 9.9% in the Company at the time of issuance, and any remaining balance is to be paid by the Company’s issuance of promissory notes to JS (“JS Note”)); and (ii) have the sole option to acquire the remaining 20% of Spetner common stock for a predetermined amount based on a multiple of 10 of EBITDA. Pursuant to the terms of the form of promissory note which appears as Exhibit B to the Stock Exchange Agreement, which is filed as Exhibit 10.37 to the registration statement of which this prospectus forms a part, representative of the Agudath Note and JS Note to be issued upon the completion of the Spetner Acquisition, the Agudath Note and JS Note will accrue interest at the prime rate that resets every 90 days thereafter and will have a maturity date of three years following the date of issuance.

On October 29, 2024, the Company entered into Amendment No. 1 (“Amendment No. 1”) to the Stock Exchange Agreement. Pursuant to Amendment No. 1, the Company issued to the sellers of Spetner, 140,064 shares of the Company’s common stock, as a non-refundable deposit and a prepayment of a portion of the First Purchase Price (as defined in the Stock Exchange Agreement), in the approximate amount of $329,431.

On February 20, 2025, the Company entered into an Amendment No. 2 (the “Amendment”) to that certain Amended and Restated Stock Exchange Agreement, dated as of September 6, 2024 (the “Original Agreement”), by and among the Company, Spetner Associates, Inc. (“Spetner”), Jonathan Spetner, and Agudath Israel of America (“Agudath”), as amended on October 29, 2024 (“Amendment 1”). Mr. Spetner and Agudath may be referred to herein collectively as the “Sellers” and each individually as a “Seller”.

Pursuant to the Amendment, the Company agreed to issue to each of Mr. Spetner and Agudath 78,500 shares of the Company’s common stock as an additional non-refundable deposit and prepayment of a portion of the First Purchase Price, in the amount of $239,425 (collectively the “Additional Deposit Shares”). The Additional Deposit Shares were issued on February 20, 2025.

Further, the Amendment provides that the Additional Deposit Shares, (together with the Deposit Shares, as defined in and as issued pursuant to Amendment 1), shall be deemed a deposit and a prepayment of a portion of the First Purchase Price, and shall constitute a portion of the First Payment Shares, the value of the Deposit Shares and the Additional Deposit Shares, and the portion of the First Purchase Price to be paid by issuance of the First Payment Shares which has been satisfied by the issuance of the Deposit Shares and the Additional Deposit Shares, and collectively, was agreed to be equal to $568,856.

The Amendment also sets forth that the purchase price for the First Closing Shares shall be $16,050,000, and that $6,500,000 (“Cash Payment”) of the First Purchase Price (the “Cash Payment”), shall be paid to Mr. Spetner.

The Original Agreement, prior to Amendment 1, provided that the First Payment Shares would be issued solely to Mr. Spetner, however, the Amendment provides that, in the event that the First Closing occurs, the issuance of Deposit Shares and the Additional Deposit Shares to Agudath as set forth above shall be deemed to satisfy the obligations of the Company to issue such applicable portion of First Payment Shares to Mr. Spetner.

Further, the Amendment provides that, in the event the First Closing occurs, the Deposit Shares and the Additional Deposit Shares shall be retained by the Sellers and shall constitute payment of a portion of the First Payment Shares. The Deposit Shares and the Additional Deposit Shares shall be non-refundable to the Company unless the First Closing is prevented by the Sellers.

The Company expects to leverage synergies Spetner will provide for its other subsidiaries by means of integration and harnessing cross selling opportunities.

Bylaws Amendment

On February 4, 2025, the Company’s Board of Directors approved Amendment No. 1 (the “Bylaws Amendment”) to the Company’s bylaws. The Bylaws Amendment had the effect of (i) amending the title of the bylaws to be “Bylaws of Reliance Global Group, Inc.”, to reflect the change of Company’s name since adoption of the bylaws (in May 2017, the Company’s name was changed from Eye on Media Network, Inc. to Ethos Media Network, Inc., and in October 2018, the Company’s name was changed from Ethos Media Network, Inc. to Reliance Global Group, Inc.); and (ii) reducing the quorum needed to hold a meeting of the Company’s stockholders from a majority of the shares entitled to vote, represented in person or proxy, to thirty-three and one-third (33-1/3%) percent of the shares entitled to vote, represented in person or proxy.

Increase in Authorized Shares

On February 7, 2025, the Company filed articles of amendment (the “Articles Amendment”) to its articles of incorporation, as amended, with the Florida Secretary of State. The Articles Amendment had the effect of increasing the total number of authorized shares of the Company’s common stock from 117,647,058 to 2,000,000,000. The Articles Amendment had no effect on the number of authorized shares of preferred stock. Accordingly, following the filing of the Articles Amendment, effective February 7, 2025, the Company’s authorized capital stock consisted of 2,750,000,000 shares, representing (i) 2,000,000,000 shares of common stock, and (ii) 750,000,000 shares of preferred stock.

The Articles Amendment was approved by the Company’s Board of Directors on October 2, 2024, and by the Company’s stockholders on December 31, 2024

Americana Credit Agreement and Revolving Note

On March 5, 2025, the Company and YES Americana Group, LLC (“Americana”), entered into a Revolving Credit Facility Agreement (the “Credit Agreement”) pursuant to which Americana agreed to extend a revolving credit facility of up to $600,000 to the Company, to provide additional working capital for the Company to cover its incremental Spetner acquisition related costs, as well as for general working capital uses. Subject to the terms and conditions of the Credit Agreement and the other transaction documents, and in reliance upon the representations and warranties set forth therein, Americana agreed to make loans to the Company from time to time, pursuant to the terms of the Credit Agreement, until, but not including, the Maturity Date (as hereinafter defined), provided, however, that the aggregate principal balance of all loans outstanding at any time under the Credit Agreement will not exceed the Loan Availability, defined in the Credit Agreement as $600,000 less any obligations the Credit Agreement and related transaction documents. Loans made by Americana may be repaid and, subject to the terms and conditions of the Credit Agreement, borrowed again up to, but not including, the Maturity Date, unless the loans are otherwise terminated or extended as provided in the Credit Agreement. The “Maturity Date” means the earlier of (i) 12 months from March 5, 2025; (ii) the date of prepayment of the Revolving Note (as hereinafter defined) by the Company (subject to the terms of the Credit Agreement) and the termination of the Credit Agreement as of such date; or (iii) the date of the occurrence of an Event of Default (as defined in the Credit Agreement) and acceleration of the Revolving Note pursuant to the Credit Agreement. Effective June 24, 2025, the Company and Americana entered into an amendment to the Credit Agreement to increase the definition of the Loan Availability to $2,000,000.

Subject to the terms and conditions of the Credit Agreement, any request for a loan under the Credit Agreement may be made from time to time and in such amounts as the Company may choose. On or about March 5, 2025, Americana provided the Company an initial loan under the Credit Agreement in the amount of $500,000. Loans under the Credit Agreement bear interest at the rate of 0.1% per annum. No principal or interest payments are due as to any loan under the Credit Agreement prior to the Maturity Date, and there are no prepayment penalties. Pursuant to the terms of the Credit Agreement, on March 5, 2025, the Company executed an unsecured revolving promissory note (the “Revolving Note”) to evidence the loans under the Credit Agreement, in favor of Americana in the principal amount of $600,000. On June 24, 2025, the Company amended the Revolving Note to increase the principal amount under the Revolving Note to approximately $1.075 million, evidencing the balance of the loans made under the Credit Agreement.

Corporate Information

We were formed under the name Ethos Media Network, Inc. in Florida on August 2, 2013. In September 2018, Reliance Global Holdings, LLC, a related party, purchased a controlling interest in our company. Ethos Media Network, Inc. changed its name to Reliance Global Group, Inc. on October 18, 2018. Our principal executive offices are located at 300 Blvd. of the Americas, Suite 105, Lakewood, NJ 08701. Our website is located at www.relianceglobalgroup.com and our telephone number is (732) 380-4600. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of the prospectus.

THE OFFERING

Shares of Common Stock Offered by the Selling Securityholders	Up to 4,568,455 shares of Common Stock, consisting of: (i) up to 1,488,096 shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants, (ii) up to 2,976,192 shares of Common Stock issuable upon the exercise of the Common Warrants, and (iii) 104,167 shares of Common Stock issuable upon the exercise of the Placement Agent Warrants.

Use of Proceeds	We will not receive any proceeds from any sale of the shares being offered for sale by the Selling Securityholders. We will, however, receive the net proceeds, if any, of any Warrants exercised for cash.

Risk Factors	Investing in our securities involves a high degree of risk. See the “Risk Factors” section of this prospectus for a discussion of factors that you should consider carefully before buying our securities.

Trading Symbol	Our Common Stock is listed on Nasdaq under the symbol “RELI.”

RISK FACTORS

Investing in our securities involves significant risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 7, 2025, as amended on Form 10-K/A on April 9, 2025, and other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could suffer materially. In such event, the trading price of our common stock could decline, and you might lose all or part of your investment.

Risks Related Investing in our Common Stock

The sale or availability for sale of shares issuable pursuant to this prospectus may depress the price of our Common Stock, dilute the interest of our existing stockholders, and encourage short sales by third parties, which could further depress the price of our Common Stock.

To the extent that the Selling Securityholders sell shares of our Common Stock pursuant to this prospectus, the market price of our Common Stock may decrease due to the additional selling pressure in the market. In addition, the dilution from exercise of the Warrants may cause stockholders to sell their shares of our Common Stock, which could further contribute to any decline in the price of our Common Stock. Any downward pressure on the price of our Common Stock caused by the sale or potential sale of such shares could encourage short sales by third parties. Such sales could place downward pressure on the price of our Common Stock by increasing the number of shares of our Common Stock being sold, which could further contribute to any decline in the market price of our Common Stock.

Any market activity involving short selling or other market making activities could result in negative impact to the market price for our Common Stock.

Short selling is a method used to capitalize on an expected decline in the market price of a security and could depress the price of our Common Stock, which could further increase the potential for future short sales. Sales of our Common Stock could encourage short sales by market participants, which could create negative market momentum. Continued short selling may bring about a temporary, or possibly long term, decline in the market price of our Common Stock. The Company cannot predict the size of future issuances or sales of Common Stock or the effect, if any, that future issuances and sales of Common Stock will have on its market price or the activities of short sellers. Sales involving significant amounts of Common Stock, including issuances made in the ordinary course of the Company’s business, or the perception that such sales could occur, may materially and adversely affect prevailing market prices of the Common Stock.

Our failure to meet the continued listing requirements of The Nasdaq Capital Market could result in a delisting of our common stock.

Our shares of common stock are currently listed on Nasdaq. If we fail to satisfy the continued listing requirements of The Nasdaq Capital Market, such as the corporate governance requirements, minimum bid price requirement or the minimum stockholders’ equity requirement, Nasdaq may take steps to delist our common stock. Any delisting would likely have a negative effect on the price of our common stock and would impair stockholders’ ability to sell or purchase their common stock when they wish to do so.

As previously disclosed in the Current Report on Form 8-K filed on January 16, 2024 by the Company on January 12, 2024, the Company received written notice from Nasdaq’s Listing Qualifications Department notifying the Company that for the preceding 30 consecutive business days (November 29, 2023 to January 11, 2024), the Company’s common stock did not maintain a minimum closing bid price of $1.00 per share as required by Nasdaq Listing Rule 5550(a)(2). The notice has no immediate effect on the listing or trading of the Company’s common stock and the common stock continued to trade on Nasdaq under the symbol “RELI.” In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company had a compliance period of 180 calendar days, or until July 10, 2024, to regain compliance with Nasdaq Listing Rule 5550(a)(2). The Company received notice from The Nasdaq Stock Market on July 16, 2024, indicating that the Company had regained compliance with the minimum bid price requirement under Nasdaq Rule 5550(a)(2).

There can be no assurance that the Company will be able to maintain compliance with the bid price requirement, even if it maintains compliance with the other listing requirements.

In addition, we cannot assure you our securities will meet the continued listing requirements to be listed on Nasdaq in the future. If Nasdaq delists our common stock from trading on its exchange, we could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;

●	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

●	a limited amount of news and analyst coverage for our company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

If we fail to maintain compliance with all applicable continued listing requirements for the Nasdaq Capital Market and Nasdaq determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock, our ability to obtain financing to repay debt and fund our operations

USE OF PROCEEDS

All shares of our Common Stock offered by this prospectus are being registered for resale by the Selling Securityholders identified herein. We will not receive any of the proceeds from the sale of the shares of our Common Stock being offered for sale by the Selling Securityholders.

The shares of Common Stock covered by the registration statement of which this prospectus is a part includes 3,080,359 shares of Common Stock issuable upon exercise of the Common Warrants and the Placement Agent Warrants. If all such warrants are exercised in cash, then we will receive gross proceeds of approximately $4.475 million. Proceeds to us from the exercise of such warrants will be used for general corporate purposes, including working capital.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the shares of Common Stock covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Common Stock and we do not currently intend to pay any cash dividends on our Common Stock in the foreseeable future. We expect to retain all available funds and future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends, if any, on our Common Stock will be at the discretion of our board of directors and will depend on, among other factors, the terms of any outstanding preferred stock, our results of operations, financial condition, capital requirements and contractual restrictions.

SELLING SECURITYHOLDERS

This prospectus covers the resale or other disposition by the Selling Securityholders of the Common Stock and the shares of Common Stock underlying the Warrants that were issued and sold pursuant to the Private Placement. The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below and the permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Common Stock after the date of this prospectus.

The following table sets forth certain information concerning the Common Stock that may be offered from time to time by each Selling Securityholder pursuant to this prospectus. The number of shares beneficially owned by each Selling Securityholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Percentage ownership is based on 3,098,876 shares of common stock outstanding as of June 20, 2025. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person or entity, shares of Common Stock subject to warrants or other rights held by such person or entity that are currently exercisable or convertible or will become exercisable or convertible or will vest within 60 days of such date are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. The percentages included in the table below do not take into account the beneficial ownership limitations included in the Pre-Funded Warrants and the Common Warrants, which provide that a holder of such warrants may not exercise any portion of such holder’s Pre-Funded Warrants or Common Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise. Except as otherwise indicated, to our knowledge, each of the Selling Securityholders listed has sole voting and investment power with respect to the shares beneficially owned by the Selling Securityholder, subject to community property laws where applicable.

The Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities included in the table below in transactions exempt from the registration requirements of the Securities Act. Any changed or new information provided to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.” For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

The Selling Securityholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The Selling Securityholders do not have, and within the past three years have not had, any position, office or other material relationship with us.

Selling Securityholder(1)	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Percentage of Shares Beneficially Owned Prior to Offering %		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering	Percentage of Shares Beneficially Owned after Shares are Sold
Sabby Volatility Warrant Master Fund, Ltd.(2)	4,464,288	59.0%		4,464,288	—	—%
Michael Vasinkevich(3)	66,797	*	%	66,797	—	—
Craig Schwabe(3)	3,516	*		3,516	—	—
Charles Worthman(3)	1,042	*		1,042	—	—
Noam Rubinstein(3)	32,812	*		32,812	—	—

* Less than 1.0%.

(1)	This table and the information in the notes below are based upon information supplied by the Selling Securityholders.

(2)	Consists of 1,488,096 shares of Common Stock issuable upon exercise of the Pre-Funded Warrants and 2,976,192 shares of Common Stock issuable upon exercise of the Common Warrants. Sabby Management, LLC, the investment manager to Sabby Volatility Warrant Master Fund, Ltd. (“Sabby”), has discretionary authority to vote and dispose of the shares held by Sabby and may be deemed to be the beneficial owner of these shares. Hal Mintz, in his capacity as manager of Sabby Management, LLC, may also be deemed to have investment discretion and voting power over the shares held by Sabby. Sabby Management, LLC and Mr. Mintz each disclaim any beneficial ownership of these shares. The address for Sabby is c/o Captiva (Cayman) Ltd., Governors Square, Bldg. 4, 2nd Floor, 23 Lime Tree Bay Avenue, P.O. Box 32315, Grand Cayman KY1-1209, Cayman Islands.

(3)	Each of these Selling Securityholders is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer with a registered address of 430 Park Ave, 3rd Floor, New York, New York 10022, and has sole voting and dispositive power over the securities held. The number of shares beneficially owned consists of shares of Common Stock issuable upon exercise of the Placement Agent Warrants, which were received as compensation in connection with the Private Placement. Each Selling Securityholder acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, each Selling Securityholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities. H.C. Wainwright & Co., LLC served as our excusive placement agent in connection with the Private Placement, for which it received compensation.

PLAN OF DISTRIBUTION

Each Selling Securityholder of the shares of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Securityholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	to or through one or more underwriters or dealers in a public offering and sale by them, whether individually or through an underwriting syndicate led by one or more managing underwriters;
●	through agents;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

If underwriters are used in the sale of any securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. Securities may be either offered to the public through underwriting syndicates represented by managing underwriters or directly by underwriters.

If a dealer is used in an offering of securities, the dealer may purchase the securities, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of sale.

Securities may be sold directly or through agents designated from time to time. We will name any agent involved in the offering and sale of such securities and we will describe any commissions paid to the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, the agent will act on a best-efforts basis for the period of its appointment.

Underwriters, dealers and agents may be entitled to indemnification by the Selling Securityholders and/or us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers, as their agents in connection with the sale of securities. If the shares are sold through underwriters, broker-dealers or agents, the Selling Securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each accompanying prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by them from the Selling Securityholders. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

In connection with the sale of the securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. If the Selling Securityholders are deemed to be underwriters, the Selling Securityholders may be subject to certain liabilities under statutes including, but not limited to, Section 11, 12 and 17 of the Securities Act and Section 10(b) and Rule 10b-5 under the Exchange Act.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We have agreed to keep this prospectus effective until all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

In order to comply with the securities laws of some states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Securityholders or any other person. We will make copies of this prospectus available to the Selling Securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF CAPITAL STOCK

The following descriptions of common and preferred stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of our common stock and preferred stock, but is not intended to be complete. For the full terms of our common and preferred stock, please refer to our articles of incorporation, as amended from time to time, and our bylaws, as amended from time to time. The Florida Business Corporation Act (“FBCA”) may also affect the terms of these securities.

As of the date hereof, our authorized capital stock consists of 2,750,000,000 shares of capital stock with a par value of $0.086 per share, consisting of 2,000,000,000 shares of common stock, par value of $0.086 per share, and 750,000,000 shares of preferred stock, par value of $0.086 per share, which may, at the sole discretion of the Board of Directors be issued in one or more series. The Board of Directors has designated 50,000,000 shares of preferred stock as Series A Convertible Preferred Stock and 9,077 shares of preferred stock as Series B Convertible Preferred Stock. As of the date of this filing, there were 3,098,876 shares of common stock issued and outstanding, held by approximately 524 holders of record, no shares of the Series A Convertible Preferred Stock and no shares of the Series B Convertible Preferred Stock are currently issued and outstanding. The authorized and unissued shares of both common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Unless approval of our stockholders is so required, our board of directors will not seek stockholder approval for the issuance and sale of either our common stock or preferred stock.

The Board may from time to time authorize by resolution the issuance of any or all shares of the preferred stock authorized in accordance with the terms and conditions set forth in the articles of incorporation, as amended, for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration and in one or more series, all as the Board in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law.

Common Stock

Dividends. Subject to the rights of holders of any Preferred Stock having preference as to dividends and except as otherwise provided by the Articles of Incorporation from time to time, or the FBCA, as the same may be amended and supplemented, the holders of Common Stock shall be entitled to receive dividends when, as and if declared by the board of directors out of assets legally available therefor.

Voting Rights. Except as otherwise provided by the FBCA, the holders of the issued and outstanding shares of Common Stock shall be entitled to one vote for each share of Common Stock. No holder of shares of Common Stock shall have the right to cumulate votes.

Liquidation Rights. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, subject to the prior rights of holders of Preferred Stock to share ratably in the Company’s assets, the Common Stock and any shares of Preferred Stock which are not entitled to any preference in liquidation shall share equally and ratably in the Company’s assets available for distribution after giving effect to any liquidation preference of any shares of Preferred Stock. A merger, conversion, exchange or consolidation of the Company with or into any other person or sale or transfer of all or any part of the assets of the Company (which shall not in fact result in the liquidation of the Company and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

No Conversion, Redemption, or Preemptive Rights. The holders of Common Stock shall not have any conversion, redemption, or preemptive rights.

Consideration for Shares. The Common Stock authorized by the Articles of Incorporation shall be issued for such consideration as shall be fixed, from time to time, by the board of directors.

Non-Assessment of Stock. The Common Stock, after the amount of the subscription price has been fully paid, are non-assessable.

Reverse Stock Splits

On February 23, 2023, pursuant to authority granted by the Board, we implemented a 1-for-15 reverse split of our authorized and issued and outstanding common stock (the “Reverse Split-2023”). The par value remained unchanged, and the split resulted in a rounding addition of approximately 902 shares valued at par, totaling $78.

On July 1, 2024, the Company effectuated a 1-for-17 reverse stock split of the Company’s issued and outstanding common stock (the “Reverse Split-2024”). The par value remained unchanged, and the split resulted in a rounding addition of approximately 110,350 shares valued at par, totaling $9,490.

Preferred Stock

Our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 750,000,000 shares of Preferred Stock in one or more series and authorize their issuance. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, option and other rights of the Preferred Stock and the qualifications, limitations, or restrictions relating thereto, shall be prescribed by resolution of the board of directors pursuant to the Articles of Incorporation.

The following summary of terms of our Preferred Stock is not complete. You should refer to the provisions of our Articles of Incorporation and Bylaws and the resolutions containing the terms of each class or series of the Preferred Stock which have been or will be filed with the SEC at or prior to the time of issuance of such class or series of Preferred Stock and described in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of Preferred Stock, provided that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.

We will fix the designations, voting powers, preferences and rights of the preferred stock of each series we issue, as well as the qualifications, limitations or restrictions thereof, in the certificate of designation relating to that series.

Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock shall have ten (10) votes per share and may be converted into one (1) shares of $0.086 par value common stock. The holders of the Series A Convertible Preferred Stock shall be entitled to receive, when, if and as declared by the Board, out of funds legally available therefore, cumulative dividends payable in cash. The annual interest rate at which cumulative preferred dividends will accrue on each share of Series A Convertible Preferred Stock is 0%. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any distribution of assets of the Corporation shall be made to or set apart for the holders of the Common Stock and subject and subordinate to the rights of secured creditors of the Company, the holders of Series A Preferred Stock shall receive an amount per share equal to the greater of (i) one dollar ($1.00), adjusted for any recapitalization, stock combinations, stock dividends (whether paid or unpaid), stock options and the like with respect to such shares, plus any accumulated but unpaid dividends (whether or not earned or declared) on the Series A Convertible Preferred Stock, and (ii) the amount such holder would have received if such holder has converted its shares of Series A Convertible Preferred Stock to common stock, subject to but immediately prior to such liquidation. As of December 31, 2021, all Series A Convertible Preferred Stock had been converted into shares of common stock and none remain issued and outstanding.

Series B Convertible Preferred Stock. In January 2022, the Company issued 9,076 shares of the Series B Convertible Preferred Stock through the Private Placement for the purpose of raising capital. The Series B Convertible Preferred Stock have no voting rights and initially each share may be converted into 1 shares of the Company’s common stock. The holders of the Series B Convertible Preferred Stock are not entitled to receive any dividends other than any dividends paid on account of the common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders shall be entitled to receive out of the assets, whether capital or surplus, of the Company the same amount that a holder of common stock would receive if the Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to common stock which amounts shall be paid pari-passu with all holders of common stock. During August 2022, all 9,076 Series B Convertible Preferred Stock were converted by third parties into 8,702 shares of common stock. As of December 31, 2024 and December 31, 2023, all shares of Series B Convertible Preferred Stock had been converted and none remain outstanding.

Equity Incentive Plans

Since 2019, the Company has adopted, the Reliance Global Group, Inc. 2019 Equity Incentive Plan, 2023 Equity Incentive Plan, 2024 Equity Incentive Plan, the 2024 Omnibus Incentive Plan and the 2025 Equity Incentive Plan (the “2025 Plan,” and collectively, the “Plans”). The purpose of the Plans is to provide a means through which the Company and its subsidiaries may attract and retain key personnel, and to provide a means whereby directors, officer, employees, consultants, and advisors of the Company and its subsidiaries can acquire and maintain an equity interest in the Company, or be paid incentive compensation, thereby strengthening their commitment to the welfare of the Company and its subsidiaries and aligning their interests with those of the Company’s stockholders. The Plans provide for various stock-based incentive awards, including incentive and non-qualified stock options, stock appreciation rights (“SARs”), restricted stock and restricted stock units (“RSUs”), and other equity-based or cash-based awards. The Plans each terminate 10 years after each becoming effective, unless terminated earlier by the Board of Directors. Prior to the adoption of the 2025 Plan, a total of 1,167,451 shares of Common Stock were reserved for issuance under the Plans, and as of December 31, 2024, there were an aggregate of 1,002,407 shares available for issuance under the then existing Plans. Subsequent to December 31, 2024, the Company granted 999,993 shares to certain directors, officers and employees which resulted in 2,414 shares remaining available for issuance under the Plans. On May 29, 2025, the Company’s shareholders approved the 2025 Plan at the Company’s 2025 Annual General Meeting of Stockholders. Under the 2025 Plan, a total of 2,000,000 shares of Common Stock are reserved for issuance, of which no shares of Common Stock have been issued as of the date hereof.

Administration of the Plans. The Plans are administered by the Compensation Committee of the Board. The Compensation Committee is authorized to select from among eligible employees, directors, and service providers those individuals to whom shares and options are to be granted and to determine the number of shares to be subject to, and the terms and conditions of the options. The Compensation Committee is also authorized to prescribe, amend, and rescind terms relating to options granted under the Plans. Generally, the interpretation and construction of any provision of the Plans or any shares and options granted hereunder is within the discretion of the Compensation Committee.

Stock Options: The Plans provide that options may or may not be Incentive Stock Options (ISOs) within the meaning of Section 422 of the Internal Revenue Code. Only employees of the Company are eligible to receive ISOs, while employees, non-employee directors, consultants, and service providers are eligible to receive options which are not ISOs, i.e. “Non-Statutory Stock Options.” The options granted by the Compensation Committee in connection with its adoption of the Plans were Non-Statutory Stock Options.

The fair value of each option granted is estimated on the grant date using the Black-Scholes option pricing model or the value of the services provided, whichever is more readily determinable. The Black-Scholes option pricing model takes into account, as of the grant date, the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends on the stock and the risk-free interest rate for the term of the option.

Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq Capital Market. We may utilize these additional shares for a variety of corporate purposes, including for future public offerings to raise additional capital, or facilitate corporate acquisitions or for payment as a dividend on our capital stock. The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could have the effect of making it more difficult for a third party to acquire or could discourage a third party from seeking to acquire, a controlling interest in our company by means of a merger, tender offer, proxy contest or otherwise. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock, and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Florida Law and Certain Charter and Bylaw Provisions

Florida Anti-Takeover Law. As a Florida corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Florida law.

Pursuant to Section 607.0901 of the FBCA a publicly held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:

●	The transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;

●	The interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;

●	The interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

●	The consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a corporation’s outstanding voting shares. We have not made an election in our Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the FBCA which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a control share acquisition unless (i) the board of directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by the board of directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

Articles of Incorporation, as amended and Bylaws.

Our Articles of Incorporation, as amended and Bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. These provisions are as follows:

●	they provide that special meetings of shareholders may be called by the board of directors, or at the request in writing by shareholders of record owning at least 10% of all the stockholders entitled to vote; and

●	they do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority shareholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority shareholders to effect changes in the board of directors.

Transfer Agent

The transfer agent and registrar for our common stock is VStock Transfer. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, New York 11598. Its telephone number is (212) 828-8436.

Listing on the Nasdaq Capital Market

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “RELI” and our Series A Warrants are listed on the Nasdaq Capital Market under the symbol “RELIW”.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Zarif Law Group P.C.

EXPERTS

The financial statements of Reliance Global as of and for the year ended December 31, 2024, appearing in its Annual Report on Form 10-K for the year ended December 31, 2024, have been audited by Urish Popeck & Co., LLC, as set forth in its report thereon, included therein, and incorporated herein by reference. The financial statements of Reliance Global as of and for the year ended December 31, 2023 appearing in its Annual Report on Form 10-K for the year ended December 31, 2024, have been audited by Mazars USA LLP, as set forth in its report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The audited financial statements of Spetner Associates, Inc., as of and for the years ended December 31, 2024 and December 31, 2023, appearing elsewhere in this prospectus have been included herein in reliance upon the audit report of Urish Popeck, an independent registered public accounting firm, and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is http://www.relianceglobalgroup.com. There we make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with the SEC. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus. All website addresses in this prospectus are intended to be inactive textual references only.

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. The registration statement, its exhibits and the documents incorporated by reference in this prospectus and their exhibits, all contain information that is material to the offering of the securities hereby. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete. You should refer to the exhibits that are a part of the registration statement in order to review a copy of the contract or documents. The full registration statement and exhibits may be obtained from the SEC or us, as provided below. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below (except in each case the information contained in such document to the extent “furnished” and not “filed”) that we have filed with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed on March 7, 2025, as amended on Form 10-K/A filed on April 9, 2025;

●	Our Proxy Statement on Schedule 14A filed on April 15, 2025;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 filed on May 14, 2025;

●	Our Current Reports on Form 8-K filed with the SEC on January 3, 2025, February 6, 2025, February 13, 2025, February 26, 2025, March 6, 2025, May 14, 2025, May 29, 2025, June 17, 2025, June 20, 2025, June 23, 2025, June 24, 2025 and June 24, 2025, excluding any information furnished in such reports under Item 2.02, Item 7.01 or Item 9.01; and

●	Description of Capital Stock of the Company, incorporated herein by reference to Exhibit 4.4 to the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2024.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering (excluding any information furnished rather than filed), shall be deemed to be incorporated by reference into this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes hereof to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Reliance Global Group, Inc.

300 Blvd. of the Americas, Suite 105

Lakewood, NJ 08701

(732) 380-4600

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

The documents incorporated by reference may be accessed at our website: http://www.relianceglobalgroup.com.

Reliance Global Group, Inc.

UP TO 4,568,455 SHARES OF COMMON STOCK

PROSPECTUS

July 3, 2025